UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                     )
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☐	Soliciting Material Pursuant to §240.14a-12
Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

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March 20, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Chicago Club, 81 East Van Buren, Chicago, Illinois, 60605 on Wednesday, May 6, 2009, at 9:00 a.m. Central Time. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear
Chairman of the Board and
Chief Executive Officer

30 S. Wacker
Chicago, Illinois 60606

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD
ON MAY 6, 2009

The Proxy Statement is available at
www.navigantconsulting.com/2009proxystatement and the Annual Report on Form 10-K is available at www.navigantconsulting.com/2009annualreport.

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at The Chicago Club, 81 East Van Buren, Chicago, Illinois 60605 on Wednesday, May 6, 2009 at 9:00 a.m. Central Time. The purposes of the meeting are to:

1. Elect the two nominees identified in the proxy statement to our Board of Directors to serve for a term of three years;

2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009; and

3. Transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 13, 2009, you are entitled to notice of and to vote at the annual meeting.

IMPORTANT

Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed Navigant Consulting, Inc.’s 2008 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement, with this notice of annual meeting.

By order of the Board of Directors,

Monica M. Weed
Secretary

Chicago, Illinois
March 20, 2009

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING
www.proxyvote.com
OR
MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

Navigant Consulting, Inc.
30 S. Wacker
Chicago, Illinois 60606

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about March 20, 2009 in connection with the solicitation of proxies by the board of directors for the 2009 annual meeting of shareholders being held on May 6, 2009.

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the annual meeting?

A:	At the 2009 annual meeting of our shareholders, our shareholders are asked to:

•	elect the two nominees identified in the proxy statement to our board of directors for a term of three years (see page 4);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2009 (see page 29); and

•	transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock as of the close of business on March 13, 2009 are entitled to vote at the annual meeting. Each outstanding share of common stock has one vote. There were 49,050,805 shares of common stock outstanding as of the close of business on March 13, 2009.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered shareholder” and can vote in person at the annual meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered shareholder, you may vote by telephone or through the Internet by following the instructions attached to your proxy card. If you are a street-name shareholder, your broker or other nominee has enclosed or provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the corporate secretary at Navigant Consulting, Inc., 30 S. Wacker, Suite 3550, Chicago, IL 60606, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes, registered shareholders may revoke a properly executed proxy at any time before the polls close for the annual meeting by submitting a letter addressed to and received by the corporate secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the annual meeting if the actual registered shareholders, the brokers or other nominees, are not present. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered shareholders may contact our transfer agent, BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015. Street-name shareholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Navigant Consulting 401(k) Savings Plan. We refer to this plan as the “401(k) Plan.” If you hold shares of our common stock through the 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the board of directors. If you do not vote shares that you hold through the 401(k) Plan by 11:59 p.m. Eastern time on the night before the annual meeting (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way other participants in your 401(k) Plan vote their shares.

Q:	What makes a quorum?

A:	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the annual meeting.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Item 1:  The two nominees for director receiving the most votes will be elected.

Item 2:  The appointment of auditors will be ratified if the total votes cast for the proposal exceed the total votes against the proposal.

Abstentions from voting on a particular matter, and shares held in “street name” by brokers or other nominees that are not voted (so-called “broker non-votes”), including because the broker or nominee does not have discretionary authority to vote those shares as to a particular matter, will not be counted as votes either for or against that matter, and will also not be counted as votes cast or shares voting on that matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on Item 1 or Item 2, although those shares will count for quorum purposes. Abstentions from voting for one or more director nominees will result in the respective nominees receiving fewer votes, but will not count as votes against a nominee.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the close of business on March 13, 2009 may attend. Seating and parking are limited and admission is on a first-come basis. Each shareholder may be asked to present valid picture identification (for example, a driver’s license or passport). Street-name shareholders will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of our common stock as of the close of business on March 13, 2009.

Q:	Who bears the expense of this proxy statement?

A:	We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

“NAVIGANT” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. is not affiliated, associated, or in any way connected with Navigant International, Inc. and Navigant Consulting, Inc.’s use of “NAVIGANT” is made under license from Navigant International, Inc.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:

ELECTION OF DIRECTORS

The board of directors is divided into three classes, with a class of directors elected each year for a three-year term. At the annual meeting two directors, Mr. Thomas A. Gildehaus and Mr. Peter B. Pond, have been nominated for election to the board of directors. The directors elected at the annual meeting will serve for a term of three years and until their successors are elected and qualified. Their term will expire at our annual meeting of shareholders to be held in 2012. The persons named as proxies will vote for Messrs. Gildehaus and Pond for election to the board of directors unless the proxy card is marked otherwise.

If either Mr. Gildehaus or Mr. Pond becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the board of directors. The board of directors knows of no reason why either Mr. Gildehaus or Mr. Pond should be unable or unwilling to serve.

The board of directors recommends that shareholders vote “FOR” Messrs. Gildehaus and Pond.

A listing of the principal occupation, other major affiliations and age of the nominees for director and the other directors are set forth below:

Nominees for election at this meeting to a term expiring at the annual meeting of shareholders in 2012:

Thomas A. Gildehaus, 68, has served as a director since October 2000. In recent years Mr. Gildehaus has served as Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago, Illinois. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Genesis Health Systems Inc. and a trustee of the Figge Art Museum. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration degree, with Distinction, from Harvard University.

Peter B. Pond, 64, has served as a director since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is Chairman of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Directors whose terms continue until the annual meeting of shareholders in 2010:

James R. Thompson, 72, has served as a director since August 1998. Governor Thompson served as Chairman of the Chicago law firm of Winston & Strawn from January 1993 to September 2006. He now serves as Senior Chairman. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board. Governor Thompson is currently a member of the boards of directors of FMC Technologies, Inc., Maximus, Inc. and John Bean Tech Corp. He was also a member of the National Commission on Terrorist Attacks upon the United States.

Samuel K. Skinner, 70, has served as a director since December 1999. Mr. Skinner is the retired Chairman and Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also Of Counsel to the law firm of Greenberg & Traurig, LLP. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now known as Exelon Corporation). Prior to joining Commonwealth

Edison, he served as Chief of Staff to former President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of Northeastern Illinois and was appointed by President Reagan as Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the boards of directors of Express Scripts, Diamond Management & Technology Consultants, Inc. and APAC Customer Services, Inc.

Directors whose terms continue until the annual meeting of shareholders in 2011:

William M. Goodyear, 60, has served as a director since December 1999. The board of directors elected him Chairman of the Board and Chief Executive Officer in May 2000 and subsequently elected him President. Mr. Goodyear relinquished the title of President with the election of Julie Howard as President by the Board of Directors in February 2006. He is past Chairman and Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America’s Global Private Bank until January 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago’s Commercial Club. He is a Trustee and member of the executive committee of the Board of Trustees for the Museum of Science and Industry, a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he chairs the Finance Committee and is Vice Chairman of the Board. Mr. Goodyear was a Trustee of Equity Office Properties Trust, where he also chaired the Audit Committee, prior to the sale of the company on February 9, 2007.

Stephan A. James, 62, has served as a director since January 2009. Mr. James was appointed to the board of directors in January 2009 to fill a vacancy. Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is currently a member of the board of directors of Metavante Technologies, Inc. and serves as a member of the University of Texas McCombs School of Business Advisory Board.

Board and Committee Meetings

The board of directors has an audit committee which monitors the integrity of our financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; provides an avenue of communication among the independent accountants, management, including internal audit, and our board of directors; and monitors significant litigation and financial risk exposure. The members of the audit committee are Messrs. Gildehaus (chairman), James, Pond and Skinner, each of whom is independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and applicable SEC rules. The board of directors has determined that Mr. Gildehaus meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee met seven times during 2008. A copy of the audit committee’s charter is available on our website at http://www.navigantconsulting.com/auditcmtecharter.

The board of directors has a compensation committee which reviews and monitors matters related to management development and succession; oversees executive compensation policies and pay for performance criteria; reviews and recommends to the board of directors approval of base salary, annual incentive bonus and all long-term incentive awards of our chairman of the board of directors and chief executive officer; reviews and approves such compensation arrangements for all corporate officers and certain other key employees; approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the board of directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out the responsibilities as have been delegated to the compensation committee under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to the compensation committee by our board of directors or management. The members of the compensation committee are Messrs. Skinner (chairman), Gildehaus, James and Pond, each of whom is independent as defined by the listing standards of the NYSE. The compensation committee met eight times during 2008. A copy of the compensation committee’s charter is available on our website at http://www.navigantconsulting.com/compensationcmtecharter.

The board of directors has a nominating and governance committee which identifies individuals qualified to become members of our board of directors and recommends to the board of directors nominees for election as directors at the next annual meeting of shareholders. The nominating and governance committee has approved guidelines and charters for the board of directors and its committees, as well as a code of business standards and ethics, all of which are posted on our website (at www.navigantconsulting.com/about_nci/corporate_governance/business_standards_ethics). Copies of those documents are available upon request as described under “Other Information.” The members of the nominating and governance committee are Mr. Pond (chairman), Messrs. Skinner and Gildehaus and Governor Thompson, each of whom is independent as defined by the listing standards of the NYSE. The nominating and governance committee met seven times during 2008. A copy of the nominating and governance committee’s charter is available on our website at http://www.navigantconsulting.com/nominatingcmtecharter.

The board of directors has an executive committee, which can act in lieu of the board of directors as necessary. The members of the executive committee are Governor Thompson (chairman) and Messrs. Goodyear and Skinner. The executive committee did not meet in 2008.

The board of directors met 18 times during 2008 with each director in attendance at each meeting, except that four directors each missed one meeting. Each director also attended all of the meetings of the committees on which he or she served, except that one director missed two compensation committee meetings and one director missed one nominating and governance committee meeting. The non-management directors meet in regularly scheduled executive sessions and have selected Governor Thompson to serve as presiding director. While we have no formal policy regarding attendance by directors at the annual meeting of shareholders, we encourage our directors to attend. All of the directors attended the 2008 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the company as of and for the year ended December 31, 2008 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the company, the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding their communications with the audit committee concerning independence, and we have discussed with that firm its independence from the company. The audit committee also has discussed with the management of the company, including internal audit, and KPMG LLP such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the company’s board of directors the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2008 in the company’s annual report on Form 10-K for the year ended December 31, 2008. The audit committee appointed KPMG LLP to act as the Company’s independent registered public accounting firm for 2009.

AUDIT COMMITTEE

Thomas A. Gildehaus, Chairman
Stephan A. James
Peter B. Pond
Samuel K. Skinner

CORPORATE GOVERNANCE

The nominating and governance committee of our board of directors monitors and reviews new SEC rules and NYSE corporate governance standards as they are proposed, revised and adopted. The nominating and governance committee approved corporate guidelines and committee charters that are intended to ensure compliance with the SEC rules and NYSE listing standards. Copies of these guidelines and charters are posted on our website at www.navigantconsulting.com/about_nci/corporate_governance. The nominating and governance committee approved a code of business standards and ethics, which is also posted on our website.

On an annual basis, the nominating and governance committee reviews and makes recommendations to the board of directors as to whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards. The nominating and governance committee’s review is based on all relevant facts and circumstances, as well as applicable criteria set forth in applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee has developed certain “categorical standards” describing certain relationships that are considered immaterial and do not preclude a finding of “independence.”

The following relationships are considered immaterial and do not preclude a finding of “independence”:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where payments are made by us “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the board of directors will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee.

A copy of these categorical standards is posted on our website and is included as Appendix A to this proxy statement. During the course of our review, the nominating and governance committee and the board of directors assessed the relationship Mr. Skinner has with Sidley Austin LLP through his spouse, where she disclaims all payments by the company. Based on this review, the nominating and governance committee has found and the board of directors has affirmed that all of our current directors except for Mr. Goodyear are “independent” within the meaning of the NYSE listing standards, and that all of the members of the audit committee meet the SEC’s more stringent standards for audit committee independence.

In addition, the board of directors has adopted a policy requiring directors to submit a letter of resignation upon a substantial change in a director’s occupation or business association and a policy stating that we will submit adoption or extension of any shareholder rights plan to a shareholder vote, unless the board, in the exercise of its fiduciary responsibilities, believes it is in the best interests of the company and the shareholders to adopt or extend (for one year) a shareholder rights plan without the delay that would come from the time required to seek a shareholder vote. Copies of these policies are posted on our website at www.navigantconsulting.com/about_nci/corporate_governance.

In February 2009, the nominating and governance committee recommended to the board of directors that Messrs. Gildehaus and Pond be reelected to the board of directors to serve a term of three years. In considering the qualifications of future candidates for election to the board of directors, the nominating and governance committee will consider all relevant factors, including judgment, character, reputation, education and experience, in relation to the qualifications of any alternate candidates and in relation to the particular needs of the board of directors, its committees and us as they exist at the time such candidates are considered. The nominating and governance committee values diversity, including gender and race. The nominating and governance committee will also consider each candidate’s relationships, if any, with us, our directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards, and Delaware law. The nominating and governance committee retained Heidrick & Struggles to conduct a director search in 2008. As a result, Mr. Stephan A. James was referred to the company and appointed to the board of directors in January 2009. In addition, the nominating and governance committee will consider nominees for director recommended by shareholders on the same basis as candidates identified by the nominating and governance committee, if the nominations are received by the nominating and governance committee within the time frame established by our by-laws for nominations by shareholders of director candidates described under “Shareholder Proposals for the 2010 Proxy Statement.” Recommendations should be sent to Navigant Consulting, Inc., 30 S. Wacker, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information for 2008 regarding the compensation program in place for our principal executive officer, principal financial officer and the two other most highly-compensated executive officers as well as compensation information for three former executive officers. Throughout this proxy statement, these individuals are referred to as the “named executive officers” or “NEOs.”

Executive Summary

•	In order to attract and retain top caliber executive talent in our competitive industry, we targeted the 2008 total compensation opportunity for our NEOs to be, on average, aligned with the 75th percentile of our peer group of companies, based on benchmarks and guidance provided by our outside compensation consultant.

•	For 2008, our overall average target mix of compensation components for the NEO group was 50% total annual cash (base salary plus annual incentive bonus) and 50% long term incentive.

•	Further, we targeted a mix of fixed and variable incentive compensation which was designed to motivate our NEOs to deliver both short and long term value as measured in both strategic qualitative and financial goals, specifically revenue growth, profitability and earnings per share.

•	We believed the degree of difficulty in achieving these goals was not insignificant; nonetheless, we believed the goals to be achievable and the target awards to be commensurate with those achievements.

•	The guiding principle we applied when awarding compensation was to “pay for performance.”

•	Both individual and overall company performance were reviewed. More specifically, the individual NEO reviews considered the degree to which each NEO was accountable for the overall company results as well as their individual roles and deliverables.

•	In 2008, the company achieved significant improvement in revenue growth, profitability and earnings per share growth, and it met or exceeded its strategic qualitative goals and financial performance goals in terms of revenue growth and nearly met its financial performance goals in terms of profitability and earnings per share growth. As a result, both the annual and long term incentive awards for the NEOs were generally near target.

•	Going forward, we believe that the compensation opportunity we have targeted for our NEOs remains aligned with the competitive market opportunity and retains design features which will both retain our NEOs and continue to motivate and reward them for delivery of our strategic qualitative and financial performance goals.

Compensation Philosophy and Objectives

The compensation committee of our board of directors has responsibility for approving the compensation program for our NEOs, with the exception of our chief executive officer, for whom the compensation committee recommends the compensation program to the board of directors for its approval. The compensation committee acts pursuant to a charter that has been approved by our board of directors.

The compensation committee believes that our compensation strategy plays a key role in attracting and retaining highly qualified individuals by aligning their cash and equity compensation with the competitive market. It also motivates them to create short-term and long-term value for the company, with the ultimate objective of improving shareholder value. The compensation committee evaluates both performance and compensation to ensure that compensation earned by key employees remains both competitive relative to the compensation paid to similarly situated executives of our peer companies as well as commensurate with the individual performance delivered and the overall performance of the company. The compensation committee believes its executive compensation packages should include both cash and stock-based compensation that reward performance as measured against established goals.

Setting Executive Compensation

Based on the foregoing objectives, the compensation committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving or exceeding such goals. To assist with this, the compensation committee has engaged the compensation consulting firm of Watson Wyatt Worldwide to conduct an annual review of our total compensation program for the NEOs. Watson Wyatt Worldwide provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations made by our management for executives other than the chief executive officer.

In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of strategic analysis and consulting companies against which the compensation committee believes we compete for talent and for shareholder investment (collectively, our “peer group”). In 2008, our peer group consisted of the following companies:

The Advisory Board Company
ChoicePoint, Inc.
Corporate Executive Board
CRA International Inc.
Diamond Management & Technology Consultants, Inc.
FTI Consulting, Inc
Gartner Group, Inc.
Huron Consulting Group Inc.
LECG Corporation
MAXIMUS, INC.
Resources Connection, Inc.
Tetra Tech, Inc.
Watson Wyatt Worldwide, Inc.

We compete with members of our peer group, the major public accounting firms and other companies for top executive-level talent. As such, the compensation committee generally targets compensation for NEOs, on average, at the 75th percentile of total compensation paid to similarly situated executives of the companies comprising our peer group. However, actual compensation may deviate from the target after we consider factors such as the experience level of the individual, the individual’s performance, our overall company performance and other market factors. This compensation strategy recognizes the compensation committee’s expectation that, over the long term, we will continue to generate shareholder returns in excess of the average of our peer group.

A significant percentage of total compensation is targeted to be allocated to incentives as a result of the performance-based philosophy mentioned above, which the compensation committee believes is critical to our long-term success. While allocation between cash and non-cash compensation is governed, in part, by the employment agreements with the NEOs, which were designed consistent with this philosophy and approach, there is no pre-established policy or target for the allocation between short-term and long-term incentive compensation. The compensation committee believes that its 2008 compensation programs for the NEO group, pursuant to which base and annual performance incentive compensation was targeted at approximately 50% of the total value of all compensation, strikes the correct balance and is appropriate relative to our overall 2008 company performance as well as to the practices of the companies within our peer group. This mix of equity and annual cash compensation aligns our NEOs’ goals with those of our shareholders, while also permitting the compensation committee to motivate the NEOs to pursue specific short and long-term performance goals.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based annual incentive compensation; and

•	long-term equity incentive compensation.

Cash Compensation

Our compensation program for the NEO group for 2008 was designed so that an average target of approximately 50% of total compensation would be paid in the form of cash or incentive compensation opportunities. Cash compensation is paid in the form of salary and incentive bonus under our incentive compensation program. Salary is included in our NEO compensation package because the compensation committee believes it is appropriate that some portion of the total compensation that is provided to NEOs be provided in a form that is fixed and predictable. Performance-based incentive compensation is included in the package because it permits the compensation committee to motivate our NEOs, in any particular year, to pursue particular objectives that the compensation committee believes are consistent with the overall goals and strategic direction that our management has set and our board of directors has approved.

Salary.  Base salary for NEOs for any given year is generally fixed by the compensation committee at its meeting in the first quarter of each fiscal year. Increases or decreases in base salary on a year-over-year basis depend on the compensation committee’s assessment of company, business unit and individual performance, within the terms of each NEOs’ employment agreement. Certain of the NEOs’ employment agreements set a minimum level of salary. Otherwise, the compensation committee is free to set NEO salary at any level it deems appropriate. Salary reviews are conducted annually in the first quarter of each year, upon completion of the prior year performance assessment process. Salary adjustments, if any, are generally implemented in March. In determining salaries, the compensation committee is generally mindful of its overall goal to remain competitive and keep base compensation for our NEOs in the 50th to 75th percentile of base compensation paid by companies in our peer group. In consideration of these peer company benchmarks, as well as 2008 individual performance, overall company performance, and most significantly due to the deterioration of the general economic outlook for 2009, the compensation committee did not approve any salary increases for the NEO group for 2009. This decision was consistent with management’s overall company-wide directive in March 2009 to not increase base salaries.

Bonus.  We have an annual incentive compensation program which the board of directors reviews each year. The program is funded based upon the degree to which certain strategic qualitative and financial performance goals, including revenue growth, profitability and earnings per share growth, are met. The compensation committee believes these goals are ambitious but achievable. After a review of our performance and each individual’s performance, incentive compensation, if any, is paid to officers and employees in cash or restricted stock for the calendar year in which it was earned on or before March 15th of the following year. The incentive compensation is generally forfeited if an individual is not an active employee on the date incentive compensation is paid, unless contractual obligations require otherwise. In both targeting and awarding incentive compensation, the compensation committee is generally mindful of its overall goal to target total compensation for our executive officers, on average, at the 75th percentile of compensation paid by companies in our peer group. Incentive compensation is generally awarded in conformity with the contractual amounts set forth in the NEO employment agreements, which were designed consistent with the above stated philosophy and this approach. In consideration of these peer company benchmarks, as well as individual performance and overall company 2008 performance, wherein the company achieved significant improvement in revenue growth, profitability, and earnings per share growth, and the specific 2008 strategic qualitative and financial performance goals in terms of revenue growth were met or exceeded and the financial performance goals in terms of profitability and earnings per share were nearly met, the compensation committee approved 2008 annual incentive bonuses for the four current NEOs in a total amount equal to 67% of the average of the NEOs’ 2008 annual base salaries. This annual incentive bonus also reflected that two of our four current NEOs commenced employment with the company effective in the fourth quarter of 2008 and, due to their relatively short tenure in the performance year, were not awarded 2008 incentive bonuses. The 2008 annual incentive bonus for the other two NEOs, who were employed in their NEO roles for the entire 2008 year, for whom the compensation committee approved such bonuses, total to an amount equal to 107% of the average of those two NEOs’ 2008 annual base salaries.

Long-Term Incentive Plan.

The compensation committee believes that equity compensation is an important component of our compensation structure and promotes long-term retention of our key employees, motivates high levels of performance and recognizes the contributions of key employees to our success. In addition, equity compensation aligns management’s interests with those of our shareholders on a long-term basis. The compensation committee also recognizes that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ the best and most talented key employees who possess demonstrated skills and experience. The compensation committee believes that equity compensation may give us an advantage in attracting and retaining key employees. The compensation committee also believes that our 2005 long-term incentive plan is an important feature of our executive compensation package. Under the plan, options and restricted stock may be granted to the chief executive officer, other officers and key employees who are expected to make important contributions to our future success. In reviewing the size of such equity grants, the compensation committee focuses on our performance, the perceived role of each person in accomplishing our performance objectives, and the satisfaction of these individual performance objectives.

The amount of equity compensation provided to each NEO for a given performance year is impacted both by individual and company performance as well as in reference to the NEO’s total compensation package compared to total compensation packages for our peer group for that year. The percentage that the compensation committee selects for these purposes in a given year depends on the compensation committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the compensation committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices, as reported to the compensation committee by our outside compensation consultant, of other companies in our peer group. The compensation committee also considers and determines certain design features of the equity based compensation components.

The 2007 special stock incentive program was initiated in March 2007 to substantially enhance both the long term retention and performance of key senior executives. In order to meet these objectives, the individual awards were designed to be larger than historically had been granted for a single performance year. Consequently, the 2007 special stock incentive program was a two-year award. The award was delivered in a mix consistent with past performance, consisting of 75% in restricted shares and 25% in options, based on the overall value of each grant. The terms of the special stock incentive program provided for time-based vesting over seven years, with the opportunity to accelerate the vesting of 20% of the restricted shares annually in the event the company achieves annual minimum revenue growth and operating margin goals. In consideration for the company performance relative to the acceleration targets for both 2007 and 2008, the compensation committee approved accelerated vesting of the 2007 tranche. The compensation committee also believed that this acceleration would further motivate and engage the key leader recipients of these grants.

The mix between options and restricted stock may change from year to year. The awards informed by the 2008 performance period consist of 67% in restricted shares and 33% in options, based on the overall value of each grant. In this program, the restricted stock vests ratably over a 4 year period. The options vest ratably over a 4 year period.

For 2008, the compensation committee provided long term incentive equity awards to the NEOs with an average value equal to approximately 40% of their annualized total compensation.

A description of the form of equity awards that may be made under the 2005 long-term incentive plan follows:

Stock Options.  Stock options granted under the 2005 long-term incentive plan may vest over time and with continued employment. Such options vest over a four-year period, with 25% becoming exercisable on each anniversary of the grant date, and currently have a six-year term (prior to 2005, stock options were awarded with ten-year terms). All options are granted with an exercise price equal to the fair market value of our common stock on the grant date, and option repricing is not permitted.

Restricted Stock.  Restricted stock awards under the 2005 long-term incentive plan may vest on an accelerated basis as a result of the satisfaction of performance conditions established by the compensation committee or over time and with continued employment. Such restricted stock awards typically vest over a four-year period, with restrictions lapsing on 25% of the shares on each of the first four anniversaries of the grant date. Restricted stock awards that are performance-based typically vest 100% in six or seven years, or, if certain minimum revenue growth and margin performance targets are met, vest on an accelerated basis over a four- or five-year period, with restrictions lapsing on 20% to 25% of the shares on each of the fourth or fifth, as applicable, anniversaries of the grant date. Recipients of restricted stock may receive dividends on and may vote the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

Practices Regarding the Grant of Options

The compensation committee has generally followed a practice of making all option grants to our NEOs on a single date each year. This year, the compensation committee approved the option grants at its meeting in March 2009, concurrent with the annual incentive compensation payment date. The compensation committee believes that it is appropriate that annual awards decisions be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to issue annual option grants to our named executive officers in coordination with the release of material non-public information.

While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the compensation committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, with promotions, for retention purposes or otherwise.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 long-term incentive plan. All options under the 2005 long-term incentive plan are granted with an exercise price equal to the fair market value of our common stock on the grant date. Fair market value is defined under the plan to be fair market value of our common stock on the date the determination of value is being made. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the charter of the compensation committee permits delegation of its authority to grant options in certain circumstances, all grants to NEOs are made by the compensation committee itself and not pursuant to delegated authority.

Perquisites

We typically pay modest perquisites to our NEOs. Parking and group term life insurance are the main perquisites our NEOs receive.

Post-Termination Compensation

Employment Agreements.  We have entered into employment agreements with certain members of our senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause,” upon a “change of control” or leaving employment for “good reason,” as these terms are defined in the employment agreements. The employment agreements are described in the section below entitled “Employment Agreements.”

The compensation committee believes that the severance arrangements contained in the employment agreements are an important part of overall compensation for our NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their continued employment, prior to or following a change in control. The compensation committee also believes that these agreements are an important recruiting and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Savings Plan

Under the 401(k) Plan, a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 50% of regular earnings on a before-tax basis, up to the limit of $16,500, into their 401(k) Plan accounts in 2009. In addition, under the 401(k) Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings up to a maximum of $5,100. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Of those annual additions, the current maximum before-tax contribution is $16,500 per year. For purposes of voluntary contributions, no more than $245,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan. For purposes of employer match contributions, no more than $170,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan.

Participants ages 50 and over may also contribute, on a before-tax basis, and without regard to the $49,000 limitation on annual additions or the $16,500 general limitation on before-tax contributions, catch-up contributions of up to $5,500 per year for 2009.

We maintain the 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Stock Ownership Guidelines

The compensation committee has established stock ownership guidelines for our NEOs. These guidelines are designed to encourage our NEOs to increase their equity stake in the company and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that within five years of becoming an NEO, each officer must own (not including unvested, unexercised stock options) shares of our common stock or vested stock units with a value of three times annual base salary. Mr. Goodyear, as chief executive officer, is required to own four times his annual base salary. As of the end of 2008, each of the current NEOs was in compliance with our stock ownership guidelines.

Our insider trading policy prohibits our NEOs from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 per year to our chief executive officer or any of our four most highly paid executive officers, except that compensation above $1,000,000 may be deducted if it is “performance-based compensation” within the meaning of the Code. The compensation committee believes that our current compensation arrangements, which are primarily based on performance, are appropriate and in our and our shareholders’ best interests, without regard to tax considerations. Thus, if the tax laws or their interpretation change or other circumstances occur which might make some portion of the executive compensation non-deductible for federal tax purposes, the compensation committee does not plan to make significant changes in the basic philosophy and practices reflected in our executive compensation program.

NEO Compensation Review

We measure and target individual NEO compensation in two fundamental ways. First, we review benchmark data of similarly situated executives in peer organizations to ensure that both the target total compensation opportunity and the relative mix of our three elements of pay (base salary, annual incentive and long-term incentive) remain broadly competitive in comparison to those benchmarks for each individual NEO’s role. Second, we interpret and target the position of our individual NEO compensation levels, in consideration of the individual’s level of experience and tenure at the point of hire and based upon delivered performance thereafter. Generally, we target the 75th percentile of the benchmark data on each of the two incentive elements of compensation separately. The salary element is generally targeted to be between the 50th and 75th percentile. However, the final target positioning is determined based on the assessment of the individual’s experience, tenure and, ultimately, performance.

We determine adjustments to individual NEO compensation in consideration of these elements and the targets they define, and based upon the individual and company performance. Compensation reviews are conducted annually in the first quarter, after the close of the prior performance year.

We believe that this approach allows us to both attract and retain qualified NEO talent, while at the same time ensures that we maintain our pay-for-performance philosophy. This philosophy is further reinforced by the relatively high percentage of variable compensation that we target, in the form of annual incentives and long-term incentives. Annual incentive compensation, as a percentage of total annual cash compensation, is targeted based upon an assessment of the benchmarks and individual experience and tenure. Long-term incentive compensation is targeted on average for our NEO group at 50% of total annual compensation. Individual NEO long-term incentive targets are based upon an assessment of the benchmarks and individual experience and tenure. Awards are made in consideration of these targets, and are based upon the performance delivered

Individual performance for NEOs is assessed based upon each NEO’s specific role within the company and that NEO’s contributions toward achieving the company performance targets of strategic qualitative goals and financial performance goals, including revenue growth, profitability and earnings per share growth. We do not apply specific weighting factors to the mix of individual and company performance goals; rather, we perform a qualitative assessment of each NEO’s key leadership roles and each NEO’s effectiveness and contributions to overall company management. Each of our NEOs is evaluated based on (i) overall performance of the area of the company over which the NEO has direct responsibility and (ii) contributions of that area toward achieving the company’s strategic qualitative and financial performance objectives, including revenue growth, profitability and earnings per share growth.

Chief Executive Officer’s Compensation

The total compensation of Mr. Goodyear for 2008, under his employment agreement and in consideration of his annual performance, is reviewed by the compensation committee consistent with the objectives described above. Mr. Goodyear’s annual individual performance review is based upon an assessment of the overall performance of the company in achieving performance objectives including both strategic qualitative goals and financial targets, in terms of revenue growth, profitability and earnings per share growth. For 2008, the specific strategic qualitative and financial performance goals in terms of revenue growth were met or exceeded; the financial performance goals in terms of profitability and earnings per share were nearly met. In addition, Mr. Goodyear’s base salary, annual target incentive compensation, and long term incentive compensation for 2008 performance were also informed by certain benchmarking information and recommendations provided by our outside compensation consultant. Based on the compensation committee’s consideration of the aforementioned information, Mr. Goodyear’s base salary will remain unchanged for 2009 consistent with the firm-wide salary hold as noted above. In addition, Mr. Goodyear was awarded an annual incentive bonus of $900,000. Further, a long term incentive award was approved, consisting of restricted stock and options equaling $1,200,000 in value, with 67% of the award to be delivered in restricted stock and 33% of the award to be delivered in options. The awards of restricted stock and options will vest ratably over a four year period.

For 2009, we believe that Mr. Goodyear’s total compensation opportunity remains appropriately positioned in comparison to the competitive range relative to our peer group and in consideration of our 2008 company performance. We also believe his compensation opportunity for 2009 maintains the performance-based incentives to motivate retention and the achievement of our strategic qualitative and financial performance goals. Mr. Goodyear’s employment agreement is described in the section below entitled “Employment Agreements.”

Other Corporate Officer’s Compensation

The total compensation of the other three current NEOs under their respective employment agreements and their recommended compensation approved by the compensation committee for the 2008 performance year is consistent with the compensation objectives described above. Their target base salaries, annual incentive compensation for 2008, and long term incentive compensation for 2008 were informed by certain benchmarking information and recommendations provided by our outside compensation consultant. Determination of the 2009 salary levels, 2008 annual incentive compensation, and 2008 long term incentive decisions was based on the compensation committee’s consideration of recommendations from the chairman and chief executive officer’s review of their individual performance, overall company performance and, more specifically the degree to which the individual was accountable for the overall 2008 company results.

For our president and COO, individual performance is based upon an assessment of the overall financial performance of the company and specifically the company operations in terms of achieving strategic qualitative and quantitative goals and effective management.

For our chief financial officer, individual performance is based upon an assessment of the overall performance of the company and specifically the finance department of the company in terms of achieving strategic qualitative and quantitative goals and effective management.

For our general counsel, individual performance is based upon an assessment of the overall performance of the company and specifically the legal department of the company in terms of both qualitative and quantitative goals and effective management.

The approved 2008 annual incentive bonus amount of $650,000 for Ms. Howard equaled 52% of the total annual cash compensation for Ms. Howard. As noted above, two of the three NEOs in this group commenced employment with the company effective in the fourth quarter of 2008 and, due to their relatively short tenure in the performance year, were not awarded 2008 incentive bonuses. No salary increases were approved for 2009, consistent with the company-wide salary hold directive. Further, long term incentive awards were granted to these three NEOs, in the amounts of $850,000, $75,000 and $75,000, for Ms. Howard, Mr. Nardi and Ms. Weed, respectively. 67% of the awards will be delivered in restricted stock and 33% of the awards will be delivered in options, each vesting ratably over a four year period. As noted above two of these three NEOs commenced employment in 2008 and therefore the long term incentive awards were reduced commensurate with their relatively shorter tenure; these two executives also were awarded sign on compensation at the commencement of their employment in 2008. Total long term incentive amounts averaged 32% of the total compensation for this group of three NEOs, when sign on compensation is excluded, and 30% when sign on compensation is included. Ms. Howard’s long term incentive award comprised 40% of her total 2008 compensation.

For 2009, we believe that the total compensation opportunity for these three current NEOs remains within the competitive range relative to our peer group as well as maintains the performance-based incentives to motivate retention of the NEO and achievement of our financial performance goals.

Mix of Pay Components

Assumptions

(1)	Includes only the two current NEOs, who were employed in their respective NEO roles for the entire 2008 performance year.

Assumptions

(1)	Includes all four current NEOs, exclusive of sign – on bonus compensation awarded to the two who commenced employment in 2008.

Assumptions

(1)	Includes all four current NEOs, inclusive of sign – on bonus compensation awarded to the two who commenced employment in 2008.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on this review and discussion, we recommend to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2009 annual meeting.

COMPENSATION COMMITTEE

Samuel K. Skinner, Chairman
Thomas A. Gildehaus
Stephan A. James
Peter B. Pond

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2008. We also have employment agreements with each of the named executive officers, the terms of which are described below in “Employment Agreements.” Salary and bonus amounts are set in accordance with such agreements.

Based on the fair value of equity awards granted in 2009 to the four current named executive officers and the 2008 base salary and bonus of the named executive officers, “Salary” accounted for approximately 36% of total compensation and “Bonus” accounted for approximately 30% of total compensation, for a combined percentage of 66% of total compensation. Because the table below reflects less than the full fiscal year salary for individuals who were not employed by us for the full fiscal year, and because the value of certain equity awards included below is based on the FAS 123(R) expense rather than the fair value, these percentages cannot be derived using the amounts reflected in the table below.

					Stock	Option	All Other
		Salary		Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

William M. Goodyear	2008	850,000		900,000	716,553	264,538	23,169	2,754,260
Chairman and Chief	2007	833,462		0	768,489	232,705	16,704	1,851,359
Executive Officer	2006	741,923		800,000	611,242	238,850	9,455	2,401,470
Thomas A. Nardi	2008	60,577	(5)	100,000	17,464	—	414	178,455
Executive Vice President and Chief Financial Officer
Julie M. Howard	2008	600,000		650,000	464,318	177,019	31,522	1,922,859
President and	2007	591,731		0	429,075	145,186	10,101	1,176,093
Chief Operating Officer	2006	533,846		597,000	283,591	117,050	6,357	1,537,844
Monica M. Weed	2008	61,538	(6)	250,000	19,862	—	572	331,972
Vice President, General Counsel and Secretary
Scott J. Krenz	2008	215,000	(7)	0	29,182	—	7,326	251,508
Former Executive Vice	2007	145,385	(7)	60,000	20,834	5,625	4,759	236,603
President and Chief Financial Officer
Richard X. Fischer	2008	253,846	(8)	150,000	11,771	—	6,062	421,679
Former Vice President,	2007	300,000		0	93,656	10,667	6,622	410,945
General Counsel and Secretary	2006	132,692	(8)	225,000	26,044	—	4,290	388,026
David E. Wartner	2008	252,231		190,000	41,835	—	5,904	489,970
Vice President and Controller (served as Interim Chief Financial Officer)(9)

(1)	Mr. Goodyear’s 2006 bonus of $800,000 consisted of $440,000 in cash plus 26,186 shares of restricted stock (6,789 shares of the restricted shares were company-match shares). Mr. Nardi’s 2008 bonus was a sign-on bonus. Ms. Howard’s 2006 bonus of $597,000 consisted of $447,750 in cash plus 10,856 shares of restricted stock (2,815 shares of the restricted shares were company-match shares). Ms. Weed’s 2008 bonus was a sign-on bonus. Mr. Fischer’s 2006 bonus consisted of $150,000 in cash as a sign-on bonus and $75,000 as a regular bonus, which consisted of $41,250 in cash plus 2,454 shares of restricted stock (636 shares of the restricted shares were company-match shares). Mr. Wartner’s 2008 bonus consisted of $50,000 as a special bonus for serving as Interim Chief Financial Officer and $140,000 as a regular bonus.

(2)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal years ended December 31st in accordance with FAS 123(R) of awards pursuant to the 2005 long-

term incentive plan and the incentive compensation program and thus may include amounts from awards granted in and prior to the particular year. Assumptions used in calculating these amounts are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 25, 2009.

(3)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal years ended December 31st in accordance with FAS 123(R) of stock-option awards pursuant to the 2005 long-term incentive plan and thus may include amounts from awards granted in and prior to the particular year. Assumptions used in calculating these amounts are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 25, 2009.

(4)	The amount shown in this column reflects, for each named executive officer:

•	matching contributions allocated by us to the named executive officer pursuant to the 401(k) Plan;

•	the value attributable to life insurance benefits provided to the named executive officers; and

•	the aggregate incremental cost to us for parking at our headquarters for the named executive officer.

Mr. Goodyear’s other compensation consisted of the following: value attributable to life insurance benefits — $15,262; matching contributions for 401(k) Plan — $5,100; and perquisites of parking costs — $2,807. Ms. Howard’s other compensation consisted of the following: value attributable to life insurance benefits — $3,119; matching contributions for 401(k) Plan — $5,100; tax gross-up relating to temporary living expenses in London — $6,036; and perquisites of parking costs — $2,807 and temporary living expenses for Ms. Howard and her family while serving as interim segment leader in London, England — $14,461.

(5)	Mr. Nardi’s salary is based on a partial year. Mr. Nardi joined us in November 2008 and his annualized salary in 2008 was $450,000.

(6)	Ms. Weed’s salary is based on a partial year. Ms. Weed joined us in November 2008 and her annualized salary in 2008 was $400,000.

(7)	Mr. Krenz resigned as of August 1, 2008. If Mr. Krenz had remained employed by us as of December 31, 2008 he would have been considered a named executed officer. Mr. Krenz’s salary is based on a partial year. Mr. Krenz joined us in August 2007 and his annualized salary was $350,000 in 2007 and $365,000 in 2008. Upon Mr. Krenz’s resignation all unvested awards of restricted stock were cancelled, in addition, vested option awards expired three months after his resignation date.

(8)	Mr. Fischer resigned as of November 2, 2008. If Mr. Fischer had remained employed by us as of December 31, 2008 he would have been considered a named executed officer. Mr. Fischer’s salary in 2006 was based on a partial year. Mr. Fischer joined us in July 2006 and his annualized salary in each of 2006, 2007 and 2008 was $300,000. Upon Mr. Fischer’s resignation all unvested awards of restricted stock were cancelled, in addition, vested option awards expired three months after his resignation date.

(9)	Mr. Wartner served as Interim Chief Financial Officer from August 2008, when Mr. Krenz resigned, until November 2008, when Mr. Nardi joined us.

GRANTS OF PLAN BASED AWARDS

All Other Stock
			Awards: Number		All Other Option
			of Shares of		Awards: Number	Exercise or	Grant Date Fair
		Grant	Stock		of Securities	Base Price of	Value of Stock
		Approval	or Units		Underlying Options	Option Awards	and Option
Name	Grant Date	Date	(#)		(#)	($/sh)	Awards ($)

William M. Goodyear	—	—	—		—	—	—
Thomas A. Nardi	11/10/2008	10/29/2008	29,887	(1)	—	—	500,010
Julie M. Howard	—	—	—		—	—	—
Monica M. Weed	11/03/2008	10/21/2008	29,762	(1)	—	—	500,001
Richard X. Fischer	—	—	—		—	—	—
Scott J. Krenz	—	—	—		—	—	—
David E. Wartner	—	—	—		—	—	—

(1)	Represents restricted stock awarded under our 2005 long-term incentive plan. Restricted stock grants vest 25% on each of the first four anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of Shares		Market Value of
	Underlying	Underlying		Option		or Units of Stock		Shares or Units
	Unexercised	Unexercised		Exercise	Option	That Have Not		of Stock That Have
	Options (#)	Options (#)		Price	Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

William M. Goodyear	9,000	—		10.1875	12/15/2009	8,663	(2)	137,482
	178,750	—		3.9375	9/1/2010	14,457	(2)	229,433
	60,000	—		3.73	11/19/2011
	90,000	—		6.05	12/20/2012	21,685	(3)	344,141
	16,405	5,469	(1)	25.975	3/1/2011	60,614	(4)	961,944
	17,930	17,930	(1)	19.455	3/15/2012	—		—
	9,441	28,325	(1)	19.18	4/30/2013	—		—
Thomas A. Nardi	—	—		—	—	29,887	(2)	474,307
Julie M. Howard	45,000	—		6.05	12/20/2012	4,331	(2)	68,733
	8,202	2,735	(1)	25.975	3/1/2011	6,747	(2)	107,075
	8,367	8,368	(1)	19.455	3/15/2012	10,119	(3)	160,589
	1,226	—		3.9375	9/1/2010
	9,441	28,375	(1)	19.18	4/30/2013	60,614	(4)	961,944
Monica M. Weed	—	—		—	—	29,762	(2)	472,323
Richard X. Fischer(5)	1,573	—		19.18	2/2/2009	—		—
Scott J. Krenz(6)	—	—		—	—	—		—
David E. Wartner	—	—		—	—	4,041	(2)	64,131
	—	—		—	—	1,230	(2)	19,520

(1)	Options vest at a rate of 25% per year over the first four years of the six-year option term.

(2)	Restricted stock grants vest 25% on each of the first four anniversaries of the grant date.

(3)	The restricted stock vests six years after the grant date, however, if certain revenue growth and margin performance targets are met each year, the vesting of 25% of the award may be accelerated.

(4)	The restricted stock vests seven years after the grant date, however, if certain revenue growth and margin performance targets are met each year, the vesting of 20% of the award may be accelerated.

(5)	Mr. Fischer resigned as of November 2, 2008. Upon his resignation, all unvested awards of restricted stock were cancelled and any unvested option awards expired three months after his resignation date.

(6)	Mr. Krenz resigned as of August 1, 2008. Upon his resignation, all unvested awards of restricted stock were cancelled and any unvested option awards expired three months after his resignation date.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

William M. Goodyear	—	—	20,416	360,474
Thomas A. Nardi	—	—	—	—
Julie M. Howard	—	—	9,581	168,797
Monica M. Weed	—	—	—	—
Richard X. Fischer	—	—	3,473	64,227
Scott J. Krenz	—	—	3,176	53,262
David E. Wartner	—	—	2,434	46,210

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation that would be payable to each of our named executive officers in the event of termination of such officer’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, death or disability, involuntary not-for-cause termination or termination for good reason and termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such officer’s termination. In addition, any or all payments may be delayed for six months following a “separation from service” with us if such delay in payments is necessary to comply with Internal Revenue Code Section 409A, and delayed cash payments will accrue interest at a rate equal to 5% per annum.

			Continuation of
			Medical/Welfare	Acceleration and
	Cash Payment		Benefits (present	Continuation of	Excise Tax	Total Termination
	($)		value) ($)	Equity Awards ($)(1)	Gross-up ($)	Benefits ($)

William M. Goodyear
• Voluntary	0		0	0	0	0
• Death/Disability	2,633,333		0	0	0	2,633,333
• Involuntary or Good Reason	2,633,333		0	0	0	2,633,333
• Termination After a Change of Control	3,950,000		0	1,673,000	0	5,623,000
Thomas A. Nardi
• Voluntary	0		0	0	0	0
• Death/Disability	450,000		0	0	0	450,000
• Involuntary or Good Reason	450,000		0	0	0	450,000
• Termination After a Change of Control	900,000		0	474,307	0	1,374,307
Julie M. Howard
• Voluntary	0		0	0	0	0
• Death/Disability	2,498,000	(2)	8,768	0	0	2,506,768
• Involuntary or Good Reason	2,498,000	(2)	8,768	0	0	2,506,768
• Termination After a Change of Control	3,447,000	(2)	8,768	1,298,341	0	4,754,108
Monica M. Weed
• Voluntary	0		0	0	0	0
• Death/Disability	400,000		0	0	0	400,000
• Involuntary or Good Reason	400,000		0	0	0	400,000
• Termination After a Change of Control	800,000		0	472,323	0	1,272,323
Richard X. Fischer
• Actual	0		0	0	0	0
Scott J. Krenz
• Actual	0		0	0	0	0
David E. Wartner
• Voluntary	0		0	0	0	0
• Death/Disability	395,000		0	0	0	395,000
• Involuntary or Good Reason	395,000		0	0	0	395,000
• Termination After a Change of Control	790,000		0	83,651	0	873,651

(1)	The compensation committee has the discretion to vest any equity awards upon the occurrence of any of the events listed.

(2)	Includes $600,000 bonus amount which represents the reasonable estimate of the pro-rata portion of the current year bonus based on company performance as determined by the compensation committee.

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	Accrued salary and vacation pay;

•	Distributions of plan balances under the 401(k) Plan; and

•	Payments of amounts under disability insurance policies.

Cash Payments made for Termination with no Change of Control, other than for Cause or Voluntary

We have entered into employment agreements with each named executive officer. Pursuant to these agreements, if the NEO’s employment is terminated involuntarily or following death, disability, or if the executive terminates employment for good reason, the cash payments referenced above are calculated as follows:

•	Mr. Goodyear receives a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses.

•	Mr. Nardi receives a lump sum severance payment of one times the sum of his base salary and the average of the three most recent annual bonuses.

•	Ms. Howard receives a lump sum severance payment of two times the sum of her base salary and the average of the three most recent annual bonuses, plus the pro-rata portion of the current year bonus based on company performance and as determined by the compensation committee, plus continuation of healthcare benefits at the same level and cost as immediately preceding termination for twenty-four months or earlier if alternate coverage is obtained.

•	Ms. Weed receives a lump sum severance payment of one times the sum of her base salary and the average of the three most recent annual bonuses.

•	Mr. Wartner receives a lump sum severance payment of one times the sum of his base salary and the average of the three most recent annual bonuses.

These employment agreements have been filed as exhibits to our periodic or current filings with the SEC and are described below under “Employment Agreements.”

Payments Made Upon a Change of Control

Pursuant to employment agreements with our NEOs, if the NEO’s employment is terminated following a change of control the cash payments referenced above are calculated as follows:

•	Mr. Goodyear receives a lump sum severance payment of three times the sum of his base salary and the average of the three most recent annual bonuses.

•	Mr. Nardi receives a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses.

•	Ms. Howard receives a lump sum severance payment of three times the sum of her base salary and the average of the three most recent annual bonuses, plus the pro-rata portion of the current year bonus based on company performance and as determined by the compensation committee, plus continuation of healthcare benefits at the same level and cost as immediately preceding termination for twenty-four months or earlier if alternate coverage is obtained.

•	Ms. Weed receives a lump sum severance payment of two times the sum of her base salary and the average of the three most recent annual bonuses.

•	Mr. Wartner receives a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i) upon the sale of us or disposition of our assets having a fair market value of at least 60% of our assets;

(ii) if any person acquires more than 50% of our common stock outstanding or the combined voting power of our voting securities entitled to vote generally in the election of directors outstanding immediately after the acquisition; or

(iii) upon the consummation of a reorganization, merger or consolidation of us or the sale or other disposition of all or substantially all of our assets unless (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of our common stock or voting securities outstanding immediately prior to such business combination beneficially owned, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination (b) no person beneficially owns 50% or more of the resulting shares of common stock from such business combination except to the extent that such ownership existed prior to the business combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such business combination were members of the existing board of directors at the time of the execution of the initial agreement or action of such original board.

In addition, each NEO has a provision in their restricted stock or option grant that provides for the acceleration and continuation of equity awards upon a change of control.

Actual Payments Made

Mr. Fischer and Mr. Krenz both resigned in 2008. Mr. Krenz received his salary through his date of termination. Mr. Fischer received his salary through his date of termination and was awarded a $150,000 performance bonus by the board of directors for the 2008 fiscal year.

Employment Agreements

The term of the employment agreement with our chairman and chief executive officer, Mr. Goodyear, is indefinite. The employment agreement provides for an annual base salary, which is subject to adjustment from time to time, and does not limit Mr. Goodyear’s bonus. The employment agreement provides, among other things, that if we terminate Mr. Goodyear for other than for cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (defined as (a) a material change in Mr. Goodyear’s title, functions, duties or responsibilities, which would cause his position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, (c) any change in the number or composition of the board of directors which causes Mr. Goodyear to believe that the exercise of his duties may be adversely affected, or (d) requiring Mr. Goodyear to relocate his residence), or if Mr. Goodyear’s employment is terminated because of death or disability, then we will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times his average annual bonus for the immediately preceding three years. However, if Mr. Goodyear terminates his own employment other than for good reason, we would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event of Mr. Goodyear’s termination of employment within the twelve months prior to or following a change in control (described under “Payments Made Upon a Change of Control”) for any reason, we will pay to Mr. Goodyear an amount equal to three times the sum of his base salary and his average annual bonus for the immediately preceding three years. Mr. Goodyear is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Internal Revenue Code Section 4999 on amounts or benefits received by Mr. Goodyear. In consideration of the uncertainty and complexity of Section 409A,

Mr. Goodyear’s employment agreement was also amended to include a tax gross-up in the event any payments under the employment agreement resulted in the imposition of tax penalties under Section 409A.

The employment agreement with Mr. Nardi, our executive vice president and chief financial officer, is for a rolling one-year period, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Mr. Nardi for other than cause (as defined in the agreement) or Mr. Nardi terminates his employment for good reason (defined as (a) a material change in Mr. Nardi’s title, functions, duties or responsibilities, which would cause his position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, or (c) requiring Mr. Nardi to relocate his residence), or if Mr. Nardi’s employment is terminated because of death or disability, then we will pay to Mr. Nardi an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Nardi terminates his own employment other than for good reason, we would have no further obligation to Mr. Nardi other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Nardi’s employment is terminated for any reason during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), or if such employment is terminated by Mr. Nardi for any reason during the period beginning six months and ending twelve months following a change in control (described under “Payments Made Upon a Change of Control”), then we will pay to Mr. Nardi an amount equal to two times the sum of his base salary and his average annual bonus for the immediately preceding three years.

The employment agreement with Julie M. Howard, our president and chief operating officer, is for a rolling one-year period, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, which is subject to increase from time to time, and an annual bonus opportunity equal to the base salary. The employment agreement provides, among other things, that if we terminate Ms. Howard for other than cause (as defined in the agreement), if Ms. Howard terminates her employment for good reason (defined as (a) removal of the title of President and Chief Operating Officer or causing Ms. Howard to no longer report to the CEO, (b) a material change in Ms. Howard’s title, functions, duties or responsibilities, which would cause her position to have significantly less responsibility, importance or scope, (c) material failure by the company to comply with the terms of the employment agreement, (d) requiring Ms. Howard to relocate her residence, or (e) if a new CEO is appointed and the position was not offered to Ms. Howard), or if Ms. Howard’s employment is terminated because of death or disability, then we will pay to Ms. Howard an amount equal to (i) two times the sum of her base salary and her average annual bonus for the immediately preceding three years and (ii) a pro rata portion of her annual bonus for the year in which the termination occurs. In addition, Ms. Howard would be entitled to continuation of her health care benefits for up to two years after such termination of employment. However, if Ms. Howard terminates her own employment other than for good reason, we would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if, during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), we terminate Ms. Howard’s employment other than for cause, death or disability or Ms. Howard terminates her employment for any reason or if during the one year period preceding a change of control we terminate Ms. Howard’s employment, other than for cause, death or disability, in anticipation of a change in control transaction that our board of directors is actively considering and that is ultimately consummated, then we will pay to Ms. Howard an amount equal to (a) three times the sum of her base salary and her average annual bonus for the immediately preceding three years and (b) a pro rata portion of her annual bonus for the year in which the termination occurs. In addition, Ms. Howard would be entitled to continuation of her health care benefits for up to two years after such termination of employment. Ms. Howard is entitled to a tax gross-up payment to make her whole for any excise tax imposed under Internal Revenue Code Section 4999 on amounts or benefits received by Ms. Howard.

The employment agreement with Ms. Weed, our vice president, general counsel and secretary, is for a rolling one-year period, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Ms. Weed for other than cause (as defined in the agreement) or Ms. Weed terminates her employment for good reason (defined as (a) a material change in Ms. Weed’s title, functions, duties or responsibilities, which would cause her position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, or (c) requiring Ms. Weed to relocate her residence), or if Ms. Weed’s employment is terminated because of death or disability, then we will pay to Ms. Weed an amount equal to the sum of her base salary and the average of her annual bonus for the immediately preceding three years. However, if Ms. Weed terminates her own employment other than for good reason, we would have no further obligation to Ms. Weed other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Ms. Weed’s employment is terminated for any reason during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), or if such employment is terminated by Ms. Weed for any reason during the period beginning six months and ending twelve months following a change in control (described under “Payments Made Upon a Change of Control”), then we will pay to Ms. Weed an amount equal to two times the sum of her base salary and her average annual bonus for the immediately preceding three years.

The employment agreement with Mr. Wartner, our Vice President and Controller (who served as Interim Chief Financial Officer from August to November 2008), is for a rolling one-year period, such that the remainder of the term will always be one full year, provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Mr. Wartner for other than cause (as defined in the agreement) or Mr. Wartner terminates his employment for good reason (defined as (a) a material change in Mr. Wartner’s title, functions, duties or responsibilities, which would cause his position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, or (c) requiring Mr. Wartner’s office to be more than 40 miles from the current office location), or if Mr. Wartner’s employment is terminated because of death or disability, then we will pay to Mr. Wartner an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Wartner terminates his own employment other than for good reason, we would have no further obligation to Mr. Wartner other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Wartner’s employment is terminated for any reason during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), or if such employment is terminated by Mr. Wartner for any reason during the period beginning six months and ending twelve months following a change in control (described under “Payments Made Upon a Change of Control”), then the company will pay to Mr. Wartner an amount equal to two times the sum of his base salary and his average annual bonus for the immediately preceding three years.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or		Stock	Option	Deferred		All Other
	Paid in		Awards	Awards	Compensation		Compensation
Name	Cash ($)		($)(1)	($)(2)	Earnings($)		($)		Total ($)

Thomas A. Gildehaus	136,000	(3)	19,575	3,533	—		—		159,108
Valerie B. Jarrett	129,500	(4)	19,575	3,533	8,309	(5)	174,454	(4)	335,371
Peter B. Pond	73,500	(6)	19,575	23,975	—		—		117,050
Samuel K. Skinner	128,000	(7)	19,575	3,533	—		—		151,108
James R. Thompson	115,000	(8)	19,575	3,533	—		—		138,108

(1)	The fair value of restricted stock granted in 2008 was $75,000 for each director. The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 2005 long-term incentive plan and the incentive compensation program and thus may include amounts from awards granted in and prior to 2008. Assumptions used in calculating these amounts are included in Note 8 to the Consolidated Financial

Statements in our Annual Report on Form 10-K filed with the SEC on February 25, 2009. Other than Ms. Jarrett, each director had 4,627 shares of restricted stock outstanding as of December 31, 2008. Ms. Jarrett had no shares of restricted stock outstanding as of December 31, 2008.

(2)	The fair value of option awards in 2008 was $25,000 for each director. The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock-option awards pursuant to the 2005 long-term incentive plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in calculating these amounts are included in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 25, 2009. The aggregate number of stock options outstanding for each director as of December 31, 2008 was as follows: Mr. Gildehaus — 40,688; Ms. Jarrett — 0; Mr. Pond — 77,271; Mr. Skinner — 10,668; and Mr. Thompson — 83,873.

(3)	Mr. Gildehaus’ fees include the pro-rated $47,500 annual retainer fee, $20,000 audit committee chairman fee and $68,500 in meeting fees.

(4)	Ms. Jarrett’s fees include the pro-rated $47,500 annual retainer fee, the $10,000 nominating and governance committee chairperson fee, and $72,000 in meeting fees. Ms. Jarrett resigned from the board as of December 31, 2008, Ms. Jarrett’s deferred fees of $174,454 were paid to her on January 5, 2009.

(5)	Amount attributable to interest earned in 2008 on deferred fees.

(6)	Mr. Pond’s fees include the pro-rated $47,500 annual retainer fee, of which Mr. Pond elected to receive $40,000 in the form of stock options. The FAS 123(R) expense for such options in 2008 was $15,980, with a fair value of $40,000. The fees also include $66,000 in meeting fees.

(7)	Mr. Skinner’s fees include the pro-rated $47,500 annual retainer fee, $10,000 compensation committee fee and $70,500 in meeting fees.

(8)	Mr. Thompson’s fees include the pro-rated $47,500 annual retainer fee, $15,000 lead director fee, and $52,500 in meeting fees.

Prior to August 15, 2008, each non-employee director was paid an annual retainer of $40,000 and a fee of $1,500 for each board of directors meeting or committee meeting attended, except that members of the audit committee were paid $2,000 per committee meeting attended. On August 15, 2008, the board of directors revised the director compensation so that each non-employee director is paid an annual retainer of $60,000 and a fee of $2,500 for each board of directors meeting and audit committee meeting attended, and $2,000 for each other committee meeting attended. The lead director is paid an additional annual retainer of $15,000, each of the compensation and nominating and governance committee chairmen is paid an additional annual retainer of $10,000, and the chairman of the audit committee is paid an additional annual retainer of $20,000. All directors are reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Prior to August 15, 2008, non-employee directors could elect to receive his or her annual retainer in the form of either cash or stock options to purchase our shares. The number of stock options received was determined by dividing the annual retainer by the market price on the grant date each year. Such stock options become fully exercisable on the first anniversary of the grant date. However, after August 15, 2008, all director retainers and meeting fees will be paid in cash only. Non-employee directors may elect to defer the retainer in accordance with our deferred fees plan for directors, which provides that non-employee directors may defer their retainer or fees to an account which will earn interest monthly. Payment is made to the directors under the plan upon such director’s resignation from the board of directors or his or her death. The director can elect to receive the payments in a lump-sum or in installments over ten years.

Under our 2005 long-term incentive plan, the compensation committee has the flexibility each year to establish the equity component of non-employee directors’ fees. However, in 2008, the board of directors determined a fixed annual award and initial election award for directors. In 2009, the compensation committee determined that equity awards for non-employee directors should be granted each year on the date of the company’s annual meeting of shareholders. Accordingly, on the date of the upcoming annual shareholder’s meeting, directors will receive an annual equity award equal in value to $100,000, with 75% of the award delivered in restricted stock and 25% of the award delivered in stock options. In 2008, non-employee directors received an annual grant of 1,543 stock options and 4,627 shares of restricted stock, in each case vesting pro rata over a four year period. A non-employee director elected for the first time will receive an equity award equal to $175,000 in value, with 75% of the award delivered in restricted stock and 25% of the award delivered in options, in each case vesting pro rata over a three year period. In addition, the compensation committee has also established equity ownership guidelines for non-employee directors and associated time periods for compliance.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the year 2009.

The board of directors and the audit committee recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 13, 2009 by: (i) each of our directors and nominees; (ii) each of our executive officers; (iii) all of our directors and executive officers as a group and (iv) each person who beneficially owns more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable. Except as noted below, the address of each person named below is in care of our principal executive offices.

	Shares Beneficially
	Owned(1)
Officers, Directors and 5% Shareholders	Number	Percent

Capital Research Global Investors(2), 333 South Hope Street, Los Angeles, CA 90071	3,648,000	7.4%
Columbia Wanger Asset Management, L.P.(3), 227 West Monroe St., Suite 3000 Chicago, IL 60606	2,943,200	6.0%
Barclays Global Investors, NA.(4), 400 Howard Street, San Francisco, CA 94105	2,847,154	5.8%
FMR LLC(5), 82 Devonshire Street Boston, MA 02109	2,805,817	5.7%
William M. Goodyear(6)	681,649	1.4%
Thomas A. Nardi	30,387	*
Julie M. Howard(7)	167,586	*
Monica M. Weed	29,762	*
David E. Wartner	11,667	*
Thomas A. Gildehaus	66,848	*
Stephan A. James	9,389	*
Peter B. Pond	95,950	*
Samuel K. Skinner	34,126	*
James R. Thompson	97,831	*
All directors and executive officers as a group (10 persons)(8)	1,225,194	2.5%

*	Less than 1%

(1)	Applicable percentage of ownership as of March 13, 2009 is based upon 49,050,805 shares of common stock outstanding. Beneficial ownership is determined in accordance with SEC rules. Beneficial ownership generally means that a shareholder has sole or shared power to vote or dispose of the stock either directly or indirectly or the right to acquire the shares within 60 days.

(2)	Based on the information provided in the Schedule 13G filed by Capital Research Global Investors with the SEC on February 13, 2009. Of the 3,648,000 shares reported on the Schedule 13G, Capital Research Global Investors reported sole voting power and sole dispositive power with respect to all 3,648,000 shares.

(3)	Based on the information provided in the Schedule 13G filed jointly by Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust with the SEC on February 6, 2009. Of the 2,943,200 shares reported on the Schedule 13G, Columbia Wanger Asset Management, L.P. reported sole voting power and sole dispositive power with respect to all 2,943,200 shares.

(4)	Based on the information provided in the Schedule 13G filed with the SEC on February 5, 2009, we have been informed that (i) Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG may be deemed to beneficially own 2,847,145 shares; (ii) Barclays Global Investors, NA has (A) sole voting power as to 1,062,756 shares and (B) sole dispositive power as to 1,224,690 shares; (iii) Barclays Global Fund Advisors has (A) sole voting power as to 1,326,198 shares and (B) sole dispositive power as to 1,590,550 shares; (iv) Barclays Global Investors, LTD has sole dispositive power of 31,905 shares; and (v) Barclays Global Investors Japan Limited,

Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG do not have voting or dispositive power over any of our shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The principal business address of Barclays Global Investors, LTD is 1 Royal Mint Court, London, EC3N 4HH. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower; 8th Floor, 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan. The principal business address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614 Toronto, Canada Ontario M5J 2S1. The principal business address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The principal business address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(5)	Based on the information provided in the Schedule 13G/A filed by FMR LLC with the SEC on February 17, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,644,000 shares. Edward C. Johnson 3d. and FMR LLC, through its control of Fidelity, each has sole dispositive power with respect to all 1,644,000 shares. However, neither has sole or shared voting power with respect to Fidelity’s beneficially owned shares. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 267,410 shares. Edward C. Johnson 3d. and FMR, LLC, through its control of PGALLC, each has sole dispositive power with respect to all 267,410 shares and sole power to vote or direct the vote with respect to all 267,410 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 365,100 shares. Edward C. Johnson 3d. and FMR, LLC, through its control of PGATC, each has sole dispositive power with respect to all 365,100 shares and sole power to vote or direct the vote with respect to 331,700 of such shares. Fidelity International Limited (“FIL”) is the beneficial owner of 529,307 shares. Members of the family of Edward C. Johnson 3d., Chairman of FMR LLC (the “Johnson Family”), through a shareholders’ voting agreement with other FMR LLC shareholders, may be deemed to form a controlling group with respect to FMR LLC. Partnerships controlled predominately by the Johnson Family or trusts for their benefit, own voting stock representing 47% of the total voting stock of FIL. While FMR LLC and FIL do not believe they are a “group” for purposes of Section 13(d) of the Exchange Act, FMR LLC included shares beneficially owned by FIL in its 13G/A filing on a voluntary basis.

(6)	Of the 681,649 shares, 121,375 shares are pledged by Mr. Goodyear to secure indebtedness. Includes 18,407 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2009.

(7)	Includes 13,626 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2009.

(8)	Includes 32,033 shares of common stock subject to options that are or become exercisable within 60 days of March 13, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. To our knowledge based solely on a review of the copies of such reports sent to us and representations received by our directors and officers, we believe that during the year ended December 31, 2008, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements, with the exception of one filing reporting one transaction for Mr. Nardi that was filed after the deadline.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified, in accordance with our written related person transaction policy, by the audit committee of the board of directors or, if the audit committee of the board of directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the board of directors, by the vote of a majority of the disinterested members.

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

We did not have any related person transactions requiring approval of the audit committee in 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We had no compensation committee interlocks.

SHAREHOLDER PROPOSALS FOR THE 2010 PROXY STATEMENT

If you wish to submit a proposal to be included in the proxy statement for our annual meeting of shareholders in 2010, you must submit the proposal in writing to the secretary, Navigant Consulting, Inc., at 30 S. Wacker, Suite 3550, Chicago, Illinois 60606. We must receive a proposal by November 20, 2009 in order to consider it for inclusion in the proxy statement for the 2010 annual meeting of shareholders.

In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by our secretary at our principal executive offices, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by us within ten days after we have publicly disclosed the date of the meeting in the manner provided in our by-laws. Our by-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by our secretary at the principal executive offices not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if we have not publicly disclosed in the manner provided in the by-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by our secretary not later than the close of business on the tenth day following the day on which we publicly disclosed the meeting date. The by-laws contain provisions regarding information that must be set forth in the shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our compensation plans as of December 31, 2008.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	the First Column)

Equity compensation plans approved by shareholders	1,215,291	$8.95	3,665,976
Equity compensation plans not approved by shareholders	113,528	$12.30	216,887

Total	1,328,819	$9.24	3,882,863

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, audited our financial statements as of and for the year ended December 31, 2008 and has issued an attestation report on our internal control over financial reporting. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2007 and 2008 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed the provision of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and will not engage the independent auditors to perform any non-audit services prohibited by law or regulation. At each audit committee meeting, the audit committee receives updates on the services actually provided by the independent auditors, and management may present additional services for pre-approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman of the audit committee so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the audit committee before the filing of the preceding year’s Annual Report on Form 10-K.

	2007	2008

Audit fees	$1,002,400	$1,036,500
Audit-related fees(1)	160,000	180,000

Audit and audit-related fees	1,162,400	1,216,500
Tax fees	—	—
All other fees	—	—

Total fees	$1,162,400	$1,216,500

(1)	Audit-related fees consist principally of fees for a report on our controls as a service organization under Statement on Auditing Standards No. 70, performed at the request of certain clients.

OTHER INFORMATION

If you would like to contact our presiding director or the non-management directors as a group, please write to:

Governor James R. Thompson
Winston & Strawn
35 W. Wacker Drive
Chicago, IL 60601

All communications will be reviewed by the presiding director, who will determine whether each communication will be distributed to all non-management directors.

If you would like a copy of our Annual Report on Form 10-K that we filed with the SEC for the year ended December 31, 2008 (excluding exhibits), our corporate governance guidelines, board committee charters or our code of business standards and ethics, we will send you one without charge. Please write to:

Ms. Jennifer Moreno
Director of Investor Relations
Navigant Consulting, Inc.
30 S. Wacker, Suite 3550
Chicago, Illinois 60606

APPENDIX A — DIRECTOR INDEPENDENCE STANDARDS

STANDARDS FOR DIRECTOR INDEPENDENCE

The board of directors makes determinations whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards based on all relevant facts and circumstances. In addition, the board of directors applies the applicable “bright line” criteria set forth in NYSE listing standards, Section 303A.02(b).

In addition, the board of directors has adopted the following categorical standards to assist it in making determinations of independence and to permit it to make a general statement in our annual proxy statement that independent directors meet such standards in lieu of disclosing particular aspects of immaterial relationships between individual directors and us. The following relationships are considered immaterial and do not preclude a finding of “independence”:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments by us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two (2) percent of such other company’s consolidated gross revenues; provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director’s and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where we make payments “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of such payments, the board of directors will not consider that such payments preclude such director from being considered “independent” for all purposes, including service on our audit committee.

A-1

ATTN: INVESTOR RELATIONS
30 S. WACKER
SUITE 3550
CHICAGO, IL 60606
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NAVGN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1.
Vote On Directors		☐	☐	☐

1.	Proposal to elect (01) Thomas A. Gildehaus and (02) Peter B. Pond to the Board of Directors for a term of three years.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 2		For	Against	Abstain

2.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company in 2009.	☐	☐	☐

.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, and Form 10-K are available at www.proxyvote.com.

NAVIGANT CONSULTING, INC.
Annual Meeting of Shareholders - May 6, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 20, 2009, and hereby appoint(s) Thomas A. Nardi and Monica M. Weed, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Wednesday, May 6, 2009 at 9:00 a.m., Central Time, at The Chicago Club, 81 E. Van Buren, Chicago, Illinois 60605, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side.)